Exhibit 99.1

NEWS RELEASE

Rambus Initiates Accelerated Share Repurchase Program

SUNNYVALE, Calif. — October 26, 2015 — Rambus Inc. (NASDAQ:RMBS) today announced it has initiated an accelerated share repurchase program with Citibank, N.A. to repurchase an aggregate of approximately $100 million of its common stock, with an initial delivery of approximately 7,812,500 shares.

“This share repurchase program showcases the confidence we have in our strategic programs and the growth we believe they will ultimately create,” said Dr. Ron Black, president and chief executive officer at Rambus. “We believe this buy-back program highlights our ability to continue the investment in critical technology areas while delivering shareholder value.”

Under the accelerated share repurchase program, Rambus will pre-pay to Citibank, N.A. the $100 million purchase price for common stock and, in turn, Rambus will receive an initial delivery of approximately 7,812,500 shares of its common stock from Citibank, N.A. within the first week of the program. The number of shares to be ultimately purchased by Rambus will be determined based on the volume weighted average price of the common stock during the terms of the transaction, minus an agreed upon discount between the parties. The program is expected to be completed by June 2016. The shares of common stock will be delivered by Citibank, N.A. to Rambus on the third business day following the calculation period described above.

The accelerated share repurchase program is part of the broader share repurchase program previously authorized by the Rambus Board of Directors. As of October 26, 2015, before giving effect to the transaction under the accelerated share repurchase program, there remained an outstanding authorization under the broader share repurchase program to repurchase approximately 20 million shares of the outstanding common stock.

About Rambus Inc.

Rambus creates cutting-edge semiconductor and IP products, spanning memory and interfaces to security, smart sensors and lighting. Our chips, customizable IP cores, architecture licenses, tools, services, training and innovations improve the competitive advantage of our customers. We collaborate with the industry, partnering with leading ASIC and SoC designers, foundries, IP developers, EDA companies and validation labs. Our products are integrated into tens of billions of devices and systems, powering and securing diverse applications, including Big Data, Internet of Things (IoT), mobile, consumer and media platforms. At Rambus, we are makers of better. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating, among other things, to the purchase price of shares acquired pursuant to the accelerated share repurchase program, the timing and the duration of prospective share purchases, the amount of cash that may be expended in connection with such share repurchases and the potential growth from our strategic programs. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management. Actual results may differ materially. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

© Rambus Inc.

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Contacts:

Linda Ashmore

Rambus Corporate Communications

(408) 462-8411

linda_ashmore@rambus.com

Nicole Noutsios

Rambus Investor Relations

(408) 462-8050

nnoutsios@rambus.com

©2014 Rambus Inc.	2